                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                                   FORM 8-A/A
                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               ACUSON CORPORATION
             (Exact name of registrant as specified in its charter)


          DELAWARE                                            942784998
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)


        1220 CHARLESTON ROAD
            P.O. BOX 7393
      MOUNTAIN VIEW, CALIFORNIA                                 94039
(Address of principal executive offices)                      (Zip Code)


If this form relates to the registration     If this form relates to the
of a class of securities pursuant to         registration of a class of
Section 12(b) of the Exchange Act and is     securities pursuant to Section
effective pursuant to General Instruction    12(g) of the Exchange Act and is
A.(c), please check the following box.       effective pursuant to General
[X]                                          Instruction A.(d), please check
                                             the following box. [_]

Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:


        Title of each class                     Name of each exchange on which
        to be so registered                     each class is to be registered
        -------------------                     ------------------------------
   Preferred Stock Purchase Rights                   New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                 None

ITEM 1.  Description of Registrant's Securities to Be Registered.
         -------------------------------------------------------

     On November 5, 1998, Acuson Corporation (the "Company") amended and restated its Rights Agreement, dated as of June 8, 1998 (the "Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Independent Directors." This Amended and Restated Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "independent directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the independent directors. While the Company's Rights Agreement differs from the plan considered in the Toll Brothers case, particularly as regards to the "Independent Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Agreement. The Amended and Restated Rights Agreement is attached hereto as an exhibit and is incorporated by reference herein.

ITEM 2.  Exhibits.
         --------

EXHIBIT
NUMBER          DESCRIPTION OF EXHIBIT
------          ----------------------

  1.            Amended and Restated Rights Agreement.

                                    SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                              ACUSON CORPORATION


                                              Date:  December 30, 1998


                                              By: /s/ Samuel H. Maslak
                                                  ----------------------------
                                                  Samuel H. Maslak
                                                  Chairman and Chief Executive
                                                  Officer

                                    EXHIBITS
                                    --------



EXHIBIT
NUMBER          DESCRIPTION OF EXHIBIT

  1.            Amended and Restated Rights Agreement.